Exhibit 10.1

Execution Version

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of January 13, 2017 (this “Agreement”), is entered into by and between Nexstar Broadcasting Group, Inc., a Delaware corporation (the “Issuer”) and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as rights agent (the “Rights Agent”).

RECITALS:

WHEREAS, Media General, Inc., a Virginia corporation (including its successors by merger or consolidation, the “Company”), Nexstar Broadcasting Group, Inc., a Delaware corporation (including its successors by merger or consolidation “Parent”) and Neptune Merger Sub, Inc., a Virginia corporation and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (as amended, modified or supplemented from time to time, the “Merger Agreement”), dated as of January 27, 2016, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent; and

WHEREAS, the Merger Agreement contemplates the issuance or distribution of contractual contingent value rights (“Contingent Value Rights”) prior to or at the effective time of the Merger (the “Effective Time”).

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article I have the meanings assigned to them in this Article I, and include the plural as well as the singular;

(ii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iii) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders;

(iv) the term “Affiliate” when used with respect to the Company shall, after the Effective Time, include Parent and its Subsidiaries and other Affiliates;

(v) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; and

(vi) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Agreement” has the meaning set forth in the Preamble.

“Auction Bid” means any bid to sell Company Spectrum or Parent Spectrum (whether to relinquish all rights to use Company Spectrum or Parent Spectrum or to move to a channel in the VHF band) submitted to the FCC in the Spectrum Auction by the Company or Parent (or any of their respective Subsidiaries or any of their respective Sharing Companies), as applicable.

“Auction Completion Date” means the date upon which the FCC issues the Results Public Notice announcing the successful completion of the Spectrum Auction and the related forward auction of Spectrum.

“Average Annual BCF” means, with respect to any Company Station or Parent Station, over the most-recent eight-fiscal-quarter period ending prior to the Auction Completion Date, fifty percent (50%) of the amount calculated as income from operations, plus (i) corporate expenses, (ii) depreciation, (iii) amortization of intangible assets and broadcast rights (excluding barter) and (iv) loss on asset disposal, minus (x) broadcast rights payments and (y) gain on asset disposal of such station.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York City.

“Calculation End Date” means the earlier of (a) the date on which (x) all proceeds for all of the Company Spectrum and Parent Spectrum in respect of which the FCC has accepted an Auction Bid in the Spectrum Auction shall have been received by the Company and Parent (or any of their respective Subsidiaries) and (y) the actual amount of the Company Transaction Expenses, Parent Transaction Expenses, Company Tax Adjustment, Parent Tax Adjustment and all other components of the Total Proceeds are known by Parent and (b) the date that is five (5) years following the Auction Completion Date.

“Calculation Notice” has the meaning set forth in Section 3.5(a).

“Company” has the meaning set forth in the Preamble.

“Company BCF Adjustment” means the aggregate Average Annual BCF for all Company Stations with respect to which a Disposition results in a Sale and Exit (or is expected to result in a Sale and Exit due to the FCC’s acceptance of an Auction Bid for the relevant

Company Spectrum), times 10.5. For the avoidance of doubt, it is agreed and understood that, with respect to (x) any Disposition other than a Sale and Exit, or (y) any Disposition of a Class A station as set forth in Section 6.19(a)(i) of the Marigold Disclosure Letter, the Company BCF Adjustment with respect to such Company Station shall be zero.

“Company Sharing Companies” means the entity or entities with which the Company or a Company Subsidiary has a Sharing Agreement as of the Merger Agreement Date.

“Company Spectrum” means Spectrum licensed from the FCC by the Company or any of its Subsidiaries or any of the Company Sharing Companies as of immediately prior to the Merger Agreement Date, in each case, to the extent permitted to participate in the Spectrum Auction pursuant to Section 6.19 of the Merger Agreement.

“Company Stations” means (a) the television broadcast stations owned by the Company or any of the Company Subsidiaries as of the Merger Agreement Date and (b) the television broadcast stations licensed to the Company Sharing Companies and subject to Sharing Agreements with the Company or any of the Company Subsidiaries as of the Merger Agreement Date, in each case, to the extent permitted to participate in the Spectrum Auction pursuant to Section 6.19 of the Merger Agreement.

“Company Tax Adjustment” means, with respect to any Disposition, the aggregate amount of Taxes to be incurred as a result of consummation of such Disposition, (i) calculated based on an assumed effective Tax rate of 40%, (ii) assuming proceeds from the Disposition are equal to the aggregate cash proceeds received from Disposition of the applicable Company Spectrum less the Company’s adjusted tax basis in the applicable Company Spectrum, less any related Company Transaction Expenses and (iii) for the avoidance of doubt, without regard to any current Tax deductions or losses, net operating loss carryforwards or other Tax attributes of the Company, Parent or any of their respective Subsidiaries. For purposes hereof, Taxes will not be treated as having been incurred as a result of a Disposition to the extent the proceeds of such Disposition are used (or reasonably anticipated to be used) to acquire Spectrum in a transaction intended to qualify as a like-kind exchange (within the meaning of Section 1031 of the Code).

“Company Transaction Expenses” means, without duplication, with respect to any proposed or actual Disposition of Company Spectrum and/or any Company Station, the aggregate amount of all direct, out-of-pocket costs and expenses incurred (or estimated in good faith to be incurred) by the Company or any of its Subsidiaries (and, with regard to any Company Sharing Companies, for which the Company or its Subsidiaries (or, following the Effective Time, Parent or its Subsidiaries, if applicable) are responsible) in connection with the preparation and submission of the FCC Application and Auction Bids to the FCC by the Company, any of its Subsidiaries or any Company Sharing Companies, and the implementation of the Dispositions pursuant thereto (including out of pocket fees and expenses of counsel, financial advisors and consultants engaged by the Company, any of its Subsidiaries or any Company Sharing Company to assist the Company, any of its Subsidiaries or any Company Sharing Company with the Spectrum Auction, including any channel sharing arrangements), in each case to the extent allocable to the Disposition (or proposed Disposition, as applicable).

“Contingent Value End Date” shall mean the date that is ninety (90) days following either of (i) the payment by the Issuer to the Rights Agent of the True-Up Amount pursuant to Section 3.5 or (ii) the delivery by the Issuer of the Deficit Notice to the Rights Agent pursuant to Section 3.5.

“Contingent Value Rights” means the contingent value rights issued pursuant to this Agreement.

“CVR Payment Amount” has the meaning set forth in Section 3.5(h).

“CVR Payment Date” has the meaning set forth in Section 3.5(g).

“CVR Register” has the meaning set forth in Section 3.4(b).

“CVR Registrar” has the meaning set forth in Section 3.4(b).

“Deficit Amount” has the meaning set forth in Section 3.5(d).

“Deficit Notice” has the meaning set forth in Section 3.5(d).

“Disposition” means the disposition of any Company Spectrum, Parent Spectrum, Company Station and/or Parent Station, as applicable, in connection with the Spectrum Auction, whether as a Sale and Exit, in connection with a channel sharing arrangement or a move to a channel in the VHF band or otherwise, unless otherwise specified.

“Distributable Company Proceeds” means the Distribution Amount less the Holdback Amount.

“Distribution Amount” means the product of (a) the Total Company Proceeds, multiplied by (b) the Estimated Sharing Percentage, less the aggregate amount of fees and expenses of the Rights Agent hereunder, less the aggregate amount of fees and expenses of Parent’s certified public accounting firm incurred pursuant to Section 5.3(b); provided that if the Distribution Amount is a negative number, then the Distribution Amount shall be deemed to be zero; provided further that, solely for purposes of calculating the True-Up Notice or the Deficit Notice, as applicable, pursuant to Section 3.5(d), the Sharing Percentage shall replace the Estimated Sharing Percentage in clause (b) of this definition.

“Distribution Notice” has the meaning set forth in Section 3.5(b).

“Estimated Sharing Percentage” means the quotient, expressed as a percentage, of (a) an estimate, prepared by the Issuer in good faith, of the Total Net Company Proceeds divided by (b) an estimate, prepared by the Issuer in good faith, of the Total Company Proceeds, in each case, as of the Auction Completion Date; provided that if the Auction Completion Date occurs prior to the Closing, the “Estimated Sharing Percentage” shall be calculated in accordance with Section 6.19(b) of the Merger Agreement.

“Expiration Date” has the meaning set forth in Section 3.3(b).

“FCC” means the U.S. Federal Communications Commission.

“FCC Application” means an application made to the FCC to participate in the Spectrum Auction.

“Holdback Amount” means five percent (5%) of the Distribution Amount.

“Holder” means a Person in whose name a Contingent Value Right is registered in the CVR Register.

“Issuance Date” means the date on which the Contingent Value Rights are first issued.

“Issuer” means the Issuer named in the first paragraph of this Agreement, until a successor Issuer shall have become such pursuant to the applicable provisions of this Agreement, or any successor Person (whether by merger or consolidation with or into any other Person, or a sale of all or substantially all of the assets of the Issuer to such Person) who shall succeed to and be substituted as the Issuer hereunder.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Agreement Date” means the date of execution of the Merger Agreement.

“Merger Sub” has the meaning set forth in the Recitals.

“Officer’s Certificate” when used with respect to the Issuer means a certificate signed by the Chief Executive Officer or the Chief Financial Officer or any other person duly authorized to act on behalf of the Issuer for such purpose or for any general purpose.

“Parent” has the meaning set forth in the Preamble.

“Parent BCF Adjustment” means the aggregate Average Annual BCF for all Parent Stations with respect to which a Disposition results in a Sale and Exit (or is expected to result in a Sale and Exit due to the FCC’s acceptance of an Auction Bid for the relevant Parent Spectrum), times 10.5. For the avoidance of doubt, it is agreed and understood that, with respect to any (x) any Disposition other than a Sale and Exit, or (y) any Disposition of a Class A station as set forth in Section 6.19(a)(ii) of the Montage Disclosure Letter, the Parent BCF Adjustment with respect to such Parent Station shall be zero.

“Parent Sharing Companies” means the entity or entities with which Parent or a Parent Subsidiary has a Sharing Agreement as of the Merger Agreement Date.

“Parent Spectrum” means Spectrum licensed from the FCC by Parent or any of its Subsidiaries or any of the Parent Sharing Companies as of immediately prior to the Merger Agreement Date, in each case, to the extent permitted to participate in the Spectrum Auction pursuant to Section 6.19 of the Merger Agreement.

“Parent Stations” means (a) the television broadcast stations owned by Parent or any of the Parent Subsidiaries as of the Merger Agreement Date and (b) the television broadcast stations licensed to Parent Sharing Companies and subject to Sharing Agreements with Parent or any of the Parent Subsidiaries as of the Merger Agreement Date, in each case, to the extent permitted to participate in the Spectrum Auction pursuant to Section 6.19 of the Merger Agreement.

“Parent Tax Adjustment” means, with respect to any Disposition of Parent Spectrum and/or any Parent Station, the aggregate amount of Taxes to be incurred as a result of consummation of such Disposition, (i) calculated based on an assumed effective Tax rate of 40%, (ii) assuming proceeds from the Disposition are equal to the aggregate cash proceeds received from Disposition of the applicable Parent Spectrum less Parent’s adjusted tax basis in the applicable Parent Spectrum, less any related Parent Transaction Expenses and (iii) for the avoidance of doubt, without regard to any current Tax deductions or losses, net operating loss carryforwards or other Tax attributes of Parent, the Company or any of their respective Subsidiaries. For purposes hereof, Taxes will not be treated as having been incurred as a result of a Disposition to the extent the proceeds of such Disposition are used (or reasonably anticipated to be used) to acquire Spectrum in a transaction intended to qualify as a like-kind exchange (within the meaning of Section 1031 of the Code).

“Parent Transaction Expenses” means, without duplication, with respect to any proposed or actual Disposition, the aggregate amount of all direct, out-of-pocket costs and expenses incurred (or estimated in good faith to be incurred) by Parent, any of its Subsidiaries (and, with regard to any Parent Sharing Companies, for which Parent or its Subsidiaries are responsible) in connection with the preparation and submission of the FCC Application and Auction Bids to the FCC by Parent, any of its Subsidiaries or any Parent Sharing Companies, and the implementation of the Dispositions pursuant thereto (including out of pocket fees and expenses of counsel, financial advisors and consultants engaged by Parent, any of its Subsidiaries or any Parent Sharing Company to assist Parent, any of its Subsidiaries or any Parent Sharing Company with the Spectrum Auction, including any channel sharing arrangements), in each case to the extent allocable to the Disposition (or proposed Disposition, as applicable).

“Payment Amount” means the amount obtained by calculating the difference between (i) the aggregate Distribution Amount actually received from the FCC or other applicable governmental entity by Parent, the Company or any of their respective Subsidiaries (including cash proceeds paid to any of the Company Sharing Companies and received by Parent, the Company or any of their respective Subsidiaries from any of the Company Sharing Companies as option amendment fees or otherwise) as of a particular date of calculation minus (ii) the aggregate Holdback Amount as of such date of calculation minus (iii) the aggregate of all amounts previously paid by the Issuer to the Rights Agent pursuant to Section 3.5(g) as of such date of calculation; provided that in no event may the aggregate amount of all Payment Amounts hereunder exceed the Distributable Company Proceeds.

“Permitted Transfer” means: (i) the transfer (upon the death of the Holder) by will or intestacy; (ii) a transfer by instrument to an inter vivos or testamentary trust in which the Contingent Value Rights are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (including in connection with divorce, bankruptcy or liquidation); (iv) a transfer made by operation of law

(including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of Contingent Value Rights payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by The Depository Trust Company; or (vi) in the case of Contingent Value Rights payable to Supplemental 401(k) Plan participants who become entitled to Supplemental 401(k) Plan Distributions, transfer by the Supplemental 401(k) Plan Trust to such participants as contemplated by Section 3.1.

“Permitted Transferee” means a Person who receives a Contingent Value Right pursuant to a Permitted Transfer and otherwise in accordance with this Agreement.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Results Public Notice” means the public announcement by the FCC of the results of the Spectrum Auction and the related forward auction of Spectrum.

“Retained Amount” has the meaning set forth in Section 3.5(d).

“Review Letter” has the meaning set forth in Section 5.3(b).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Sale and Exit” means a Disposition of a Company Station or a Parent Station pursuant to a bid to go off-air (as described in Procedures For Competitive Bidding In Auction 1000, Including Initial Clearing Target Determination, Qualifying To Bid, And Bidding In Auctions 1001 (Reverse) And 1002 (Forward), FCC 15-78, released Aug. 11, 2015) with no channel sharing agreement in place for such Company Station or Parent Station.

“Shares” means the shares of Voting Common Stock and Non-Voting Common Stock, each of no par value per share, of the Company.

“Sharing Agreement” means any agreement between (i) the Company or a Company Subsidiary or Parent or a Parent Subsidiary and (ii) a third party owning or controlling a television broadcast station pursuant to which the Company, Company Subsidiary, Parent or Parent Subsidiary provides or receives services or shares assets that are material to the business or operations of such third-party-owned television broadcast station or to any television station owned or controlled by the Company or a Company Subsidiary or by Parent or a Parent Subsidiary.

“Sharing Companies” means the Parent Sharing Companies and the Company Sharing Companies.

“Sharing Percentage” means (a) the Total Net Company Proceeds divided by (b) the Total Company Proceeds, expressed as a percentage, as of the Calculation End Date.

“Spectrum” means FCC-licensed electromagnetic spectrum.

“Spectrum Auction” means any FCC reverse broadcast incentive auction to be conducted pursuant to Section 6403 of the Middle Class Tax Relief and Job Creation Act (Pub. L. No. 112- 96, § 6403, 126 Stat. 156, 225-230 (2012)), codified at 47 U.S.C. § 1452, including the auction currently scheduled to begin on March 29, 2016.

“Stock Ownership Percentage” means 33.6%.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which the securities or other ownership interests having more than 50% of the ordinary voting power in electing the board of directors or other governing body are, at the time of such determination, owned by such Person or another Subsidiary of such Person, and the terms “Parent Subsidiary” and “Company Subsidiary” shall mean any direct or indirect Subsidiary of Parent or the Company, respectively.

“Supplemental 401(k) Plan” means the Media General, Inc. Supplemental 401(k) Plan.

“Supplemental 401(k) Plan Distributions” means, with respect to any Supplemental 401(k) Plan participant, a distribution from his or her account balance in accordance with such participant’s election and the terms of the Supplemental 401(k) Plan.

“Supplemental 401(k) Plan Trust” means the trust established by the Trust Agreement by and between Fidelity Management Trust Company and Media General, Inc., as may be amended from time to time.

“Tax” means all federal, state, local and foreign income taxes.

“Total Company Proceeds” means (a) the aggregate cash proceeds received or receivable from the FCC or other applicable governmental entity by Parent, the Company or any of their respective Subsidiaries (including such cash proceeds paid or to be paid to any of the Company Sharing Companies and received or receivable by Parent, the Company or any of their respective Subsidiaries from any of the Company Sharing Companies as option amendment fees or otherwise) for the Disposition of all Company Spectrum in accordance with Section 6.19 of the Merger Agreement and in respect of which the FCC has accepted an Auction Bid in the Spectrum Auction (without giving effect to any offsets in the amount of proceeds actually paid or payable by the FCC or other applicable governmental entity), less (b) the aggregate of all Company Transaction Expenses allocable to the Company Spectrum that is Disposed of on or prior to the Calculation End Date (which, for purposes of calculating the Estimated Sharing Percentage, shall be all of the Company Spectrum in respect of which the FCC has accepted an Auction Bid), less (c) the Company BCF Adjustment, less (d) the aggregate amount of all Company Tax Adjustments allocable to the Company Spectrum that is Disposed of on or prior to the Calculation End Date (which, for purposes of calculating the Estimated Sharing Percentage, shall be all of the Company Spectrum in respect of which the FCC has accepted an Auction Bid).

“Total Net Company Proceeds” means the amount that is obtained as a result of the calculation pursuant to the following formula:

(Total Company Proceeds – (Stock Ownership Percentage x Total Proceeds))
(1 – Stock Ownership Percentage)

“Total Parent Proceeds” means (a) the aggregate cash proceeds received or receivable from the FCC or other applicable governmental entity by Parent or any of its Subsidiaries (including such cash proceeds paid or to be paid to any of the Parent Sharing Companies and received or receivable by Parent or any of its Subsidiaries from any of the Parent Sharing Companies as option amendment fees or otherwise) for the Disposition of all Parent Spectrum in accordance with Section 6.19 of the Merger Agreement and in respect of which the FCC has accepted an Auction Bid in the Spectrum Auction (without giving effect to any offsets in the amount of proceeds actually paid or payable by the FCC or other applicable governmental entity), less (b) the aggregate of all Parent Transaction Expenses allocable to the Parent Spectrum that is Disposed of on or prior to the Calculation End Date (which, for purposes of calculating the Estimated Sharing Percentage, shall be all of the Parent Spectrum in respect of which the FCC has accepted an Auction Bid), less (c) the Parent BCF Adjustment, less (d) the aggregate amount of all Parent Tax Adjustments allocable to the Parent Spectrum that is Disposed of on or prior to the Calculation End Date (which, for purposes of calculating the Estimated Sharing Percentage, shall be all of the Parent Spectrum in respect of which the FCC has accepted an Auction Bid).

“Total Proceeds” means the sum of the Total Parent Proceeds and the Total Company Proceeds.

“True-Up Amount” has the meaning set forth in Section 3.5(e).

“True-Up Notice” has the meaning set forth in Section 3.5(e).

ARTICLE II

SALES PROCESS

Section 2.1 Conduct of Spectrum Auction.

(a) The Issuer shall, and shall cause Parent, the Company and their respective Subsidiaries and Sharing Companies to participate in the Spectrum Auction, including by submitting FCC Applications and Auction Bids and entering into channel sharing arrangements with their respective Sharing Companies in connection therewith, in good faith in accordance with Section 6.19(a) of the Merger Agreement.

(b) The Issuer shall use commercially reasonable efforts, and shall cause Parent, the Company and their respective Subsidiaries to use commercially reasonable efforts, to minimize, in their reasonable business judgment, the amount of the direct, out-of-pocket costs and expenses incurred or to be incurred in connection with the preparation and submission of FCC Applications and Auction Bids to the FCC and the implementation of the Dispositions pursuant thereto.

Section 2.2 Third Parties.

Nothing herein shall be deemed to create any claim or right on the part of any other Person or third party with respect to any Auction Bid or the price at or manner in which the Company Spectrum or the Parent Spectrum is Disposed of, or, except as set forth in Section 2.1, the timing or any other terms or conditions of any such Auction Bid or the management or operation of the Company Spectrum and the Parent Spectrum and related agreements prior to such Disposition.

ARTICLE III

CONTINGENT VALUE RIGHTS

Section 3.1 Issuance of Contingent Value Rights.

(a) The Issuer shall issue the Contingent Value Rights in accordance with the terms and conditions set forth in the Merger Agreement and this Agreement. The registration on the books and records of the Issuer and administration of the Contingent Value Rights shall be completed in accordance with this Agreement.

(b) Contingent Value Rights that are issued in respect of the shares of Marigold Common Stock held by the Supplemental 401(k) Plan Trust on behalf of Supplemental 401(k) Plan participants, shall be issued to and registered in the name of the Supplemental 401(k) Plan Trust. If the Supplemental 401(k) Plan Trust delivers written instruments of transfer to the CVR Registrar in accordance with Section 3.4(c) in connection with Supplemental 401(k) Plan Distributions to a participant, the CVR Registrar shall take all actions necessary to transfer to such Supplemental 401(k) Plan participant Contingent Value Rights in accordance with such direction from the Supplemental 401(k) Plan Trust.

Section 3.2 Appointment of Rights Agent.

The Issuer hereby appoints American Stock Transfer & Trust Company, LLC as the Rights Agent to act as rights agent for the Contingent Value Rights in accordance with the instructions hereinafter set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 3.3 Nontransferable; Expiration.

(a) The Contingent Value Rights may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than to a Permitted Transferee. Any purported transfer of a Contingent Value Right to anyone other than a Permitted Transferee shall be null and void ab initio.

(b) The Contingent Value Rights shall expire on the earliest to occur of (w) the Contingent Value End Date, (x) the date that is the third (3rd) anniversary of the

Effective Time, if the FCC has not commenced a Spectrum Auction by such date, (y) the date that the FCC issues a final order that it will not purchase Spectrum usage rights of any broadcaster in a Spectrum Auction, and (z) January 12, 2021, if the FCC has not released the Results Public Notice by such date (the date of expiration under clause (w), (x), (y) or (z), as applicable, the “Expiration Date”), and shall thereafter be of no force or effect.

Section 3.4 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The Contingent Value Rights shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the registration of Contingent Value Rights in a book-entry position for each Contingent Value Right Holder. The CVR Register shall set forth the name and address of each Holder, and the number of Contingent Value Rights held by such Holder and Tax Identification Number (if any) of each Holder. The Rights Agent is hereby initially appointed “CVR Registrar” for the purpose of registering Contingent Value Rights and Permitted Transfers of Contingent Value Rights as herein provided; provided that any successor Rights Agent appointed pursuant to Section 4.3 shall automatically be deemed to be the successor CVR Registrar.

(c) Subject to the restrictions set forth in Section 3.3, every request made to transfer a Contingent Value Right must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in form reasonably satisfactory to Parent and the CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. A request for a transfer of a Contingent Value Right shall be accompanied by documentation establishing that the transfer is to a Permitted Transferee and any other information as may be reasonably requested by Parent or the CVR Registrar (including opinions of counsel, if appropriate). Upon receipt of such written notice, the CVR Registrar shall, subject to its reasonable determination that the transfer instrument is in proper form and the Permitted Transfer otherwise complies with the other terms and conditions herein, register the Permitted Transfer of the Contingent Value Rights in the CVR Register. All duly transferred Contingent Value Rights registered in the CVR Register shall be the valid obligations of Parent, evidencing the same rights and entitling the Permitted Transferee to the same benefits and rights under this Agreement as those held by the transferor. No transfer of a Contingent Value Right shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio (unless the transfer was permissible hereunder and such failure to be duly registered is attributable to the fault of the CVR Registrar). Any transfer or assignment of the Contingent Value Rights shall be without charge (other than the cost of any transfer Tax which shall be the responsibility of the transferor) to the Holder.

(d) A Holder may make a written request to the CVR Registrar to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the CVR Registrar shall promptly record the change of address in the CVR Register.

Section 3.5 Calculation of Estimated Sharing Percentage & Distributable Proceeds; Payment Procedures.

(a) Unless the Estimated Sharing Percentage and estimates of the Distributable Company Proceeds and the Holdback Amount shall have been calculated pursuant to Section 6.19 of the Merger Agreement, the Issuer shall calculate in good faith and deliver to the Rights Agent a written notice (the “Calculation Notice”) setting forth (i) the Estimated Sharing Percentage and (ii) the Issuer’s estimates of the Distributable Company Proceeds and the Holdback Amount (and the calculations made by the Issuer to determine the Estimated Sharing Percentage, the estimated Distributable Company Proceeds and the estimated Holdback Amount) as promptly as practicable, and in any event within thirty (30) Business Days following the Auction Completion Date. If the Estimated Sharing Percentage and estimates of the Distributable Company Proceeds and the Holdback Amount shall have been calculated pursuant to Section 6.19 of the Merger Agreement, then such calculations shall be delivered to the Rights Agent as the “Calculation Notice” hereunder promptly following the Issuance Date.

(b) In the event that prior to the Issuance Date, the Company or any of its Subsidiaries shall have received cash proceeds from the FCC or other applicable governmental entity in respect of any Company Spectrum (including such cash proceeds paid to any of the Company Sharing Companies and received by Parent, the Company or any of their respective Subsidiaries from any of the Company Sharing Companies as option amendment fees or otherwise), the Issuer shall, within fifteen (15) Business Days after the later of (x) the Issuance Date and (y) the delivery of the Calculation Notice to the Rights Agent pursuant to Section 3.5(a), calculate in good faith and deliver to the Rights Agent a written notice (a “Distribution Notice”) setting forth the Payment Amount as of such time (and the calculations made by the Issuer to determine such Payment Amount).

(c) From and after the Issuance Date, within fifteen (15) Business Days after the end of any month during which cash proceeds are received from the FCC or other applicable governmental entity by Parent, the Company or any of their respective Subsidiaries in respect of any Company Spectrum (including such cash proceeds paid to any of the Company Sharing Companies and received by Parent, the Company or any of their respective Subsidiaries from any of the Company Sharing Companies as option amendment fees or otherwise), the Issuer shall calculate in good faith and deliver to the Rights Agent a Distribution Notice setting forth the Payment Amount as of such time (and the calculations made by the Issuer to determine such Payment Amount).

(d) Within fifteen (15) Business Days following the Calculation End Date, the Issuer shall in good faith update all calculations previously made under this Agreement that reflected estimates using the actual amounts for such calculations as of the

Calculation End Date and, if applicable, taking into account any inaccuracies identified by the Issuer’s certified public accounting firm in the course of its review of the calculations made hereunder pursuant to the Review Letter, and deliver to the Rights Agent a written notice setting forth such updated calculations. To the extent that based on such updated calculations:

(i) the sum of (x) the Distributable Company Proceeds plus (y) the Holdback Amount exceeds the aggregate amount of all of the Payment Amounts previously distributed to the Holders hereunder, there shall be deemed to be a “True-Up Amount” in the amount of such excess (and, if the True-Up Amount is less than the Holdback Amount, a “Retained Amount” in the amount of the difference between the Holdback Amount minus the True-Up Amount); or

(ii) the sum of (x) the Distributable Company Proceeds plus (y) the Holdback Amount is less than or equal to the aggregate amount of all of the Payment Amounts previously distributed to the Holders hereunder, there shall be deemed to be a “Deficit Amount” in the amount of such deficit.

The written notice referred to in this Section 3.5(d) shall reflect either (A) such True-up Amount (and, if applicable, such Retained Amount), in which case, such notice shall be deemed to be a “True-up Notice”, or (B) such Deficit Amount, in which case, such notice shall be deemed to be a “Deficit Notice”. Notwithstanding the foregoing, following the execution and delivery of this Agreement by Parent, Parent shall not deliver a True-up Notice or Deficit Notice until its certified public accounting firm has performed the review set forth in the Review Letter of the amounts set forth in the proposed True-up Notice or Deficit Notice (and underlying calculations) (it being understood that to the extent such firm shall have identified any material inaccuracies in any of such amounts or calculations, Parent shall use its commercially reasonable efforts to cure such inaccuracies).

(e) In connection with the delivery of a Calculation Notice, Distribution Notice, True-up Notice or Deficit Notice to the Rights Agent, the Issuer shall post such notice on its website. In addition, the Rights Agent shall be responsible for distributing each such notice to the Holders.

(f) Each Distribution Notice or True-up Notice will establish a payment date (the “CVR Payment Date”), which CVR Payment Date shall be (x) in the case of a Distribution Notice, within five (5) Business Days after the delivery of the Distribution Notice and (y) in the case of the True-up Notice, within ten (10) Business Days after the delivery of the True-up Notice.

(g) No later than one (1) Business Day prior to each CVR Payment Date, the Issuer shall cause an amount of cash equal to the Payment Amount or True-Up Amount, as the case may be, to be deposited with the Rights Agent. On the applicable CVR Payment Date, the Rights Agent shall pay, and the Issuer shall use commercially reasonable efforts to cause the Rights Agent to pay, the applicable amount to each of the Holders by wire transfer or check mailed to the address of each Holder as reflected in the

CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date. The amount paid in respect of each Contingent Value Right shall be equal to the quotient obtained by dividing (x) the Payment Amount or the True-Up Amount, as applicable, set forth in the applicable Distribution Notice or True-up Notice by (y) the number of Contingent Value Rights outstanding as reflected on the CVR Register as of the date of delivery of the relevant Distribution Notice or True-up Notice, rounded to the nearest whole cent (the “CVR Payment Amount”).

(h) Notwithstanding anything to the contrary contained elsewhere herein, (i) in the event that the notice delivered pursuant to Section 3.5(d) is a Deficit Notice, Parent shall be entitled to retain the Holdback Amount, and the Holders shall not be entitled to the distribution of any further amounts hereunder and (ii) in the event that the notice delivered pursuant to Section 3.5(d) is a True-Up Notice that contains a Retained Amount, Parent shall be entitled to retain the Retained Amount, and the Holders shall not be entitled to the distribution of such amount hereunder.

(i) The Issuer’s obligation to pay amounts to the Rights Agent hereunder, and the Rights Agent’s obligation to distribute the applicable amount to the Holders, shall be conditioned on no court or other Governmental Entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any Order that is in effect and restrains, enjoins or otherwise prohibits or imposes any penalty upon the payment of Distributable Company Proceeds and the payment being otherwise lawful.

(j) Any funds comprising the cash deposited with the Rights Agent under Section 3.5(g) that remain undistributed to the Holders of Contingent Value Rights one year after the applicable CVR Payment Date shall be delivered to the Issuer by the Rights Agent, upon demand, and any Holders of Contingent Value Rights who have not theretofore received payment in exchange for such Contingent Value Rights shall thereafter look only to the Issuer for payment of their claim therefor. Notwithstanding any other provisions of this Agreement, any portion of the consideration provided by the Issuer to the Rights Agent that remains unclaimed one year after termination of this Agreement in accordance with Section 7.8 (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity) shall, to the extent permitted by law, become the property of the Issuer free and clear of any claims or interest of any person previously entitled thereto, subject to any escheatment laws.

(k) The Rights Agent shall deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, the amounts, if any, that are required to be deducted and withheld with respect to the making of such payment under the Code; provided that in determining the required amount to be withheld, the Rights Agent will give effect to any properly presented form (e.g., Form W-8 or W-9 as applicable) eliminating or reducing the amount required to be withheld. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(l) Notwithstanding anything to the contrary contained elsewhere herein (including the calculation of any Distributable Company Proceeds), the Holders shall not be entitled to any distributions hereunder unless and until Parent, the Company or any of their respective Subsidiaries have received cash proceeds from the FCC or other applicable governmental entity (including such cash proceeds paid to any of the Company Sharing Companies and received by Parent, the Company or any of their respective Subsidiaries from any of the Company Sharing Companies as option amendment fees or otherwise) for the Disposition of Company Spectrum in respect of which the FCC has accepted an Auction Bid in the Spectrum Auction. Notwithstanding anything to the contrary contained elsewhere herein, in no event shall the Holders be entitled to aggregate distributions hereunder in excess of the amount of the Distribution Amount.

Section 3.6 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The Contingent Value Rights shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the Contingent Value Rights to any Holder.

(b) The Contingent Value Rights shall not represent any equity, stock or other ownership interest in Parent, any constituent company to the Merger, any Affiliate of Parent or any other Person.

Section 3.7 Ability to Abandon the CVR.

The Holder of a Contingent Value Right may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a Contingent Value Right by transferring such Contingent Value Right to the Issuer without consideration therefor, in which case the Issuer shall continue to own such Contingent Value Right. Nothing in this Agreement is intended to prohibit the Issuer or any of its Affiliates from offering to acquire Contingent Value Rights for consideration in its sole discretion and thereafter owning any Contingent Value Rights so acquired.

ARTICLE IV

THE RIGHTS AGENT

Section 4.1 Certain Duties and Responsibilities.

The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

Section 4.2 Certain Rights of Rights Agent.

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) the Rights Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or the duties hereunder, and it shall incur no liability and shall be deemed to be acting in accordance with the opinion and instructions of such counsel. The reasonable costs of such counsel’s services shall be paid to the Rights Agent in accordance with Section 4.2(g) below. The Rights Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians and/or nominees;

(c) if the Rights Agent becomes involved in litigation on account of this Agreement, it shall have the right to retain counsel and shall be entitled to reimbursement for all reasonable documented out-of-pocket costs and expenses related thereto as provided in this Section 4.2(c) and Section 4.2(g) hereof; provided, however, that the Rights Agent shall not be entitled to any such reimbursement, and shall repay the Issuer for any such costs and expenses for which the Rights Agent shall have received such reimbursement, to the extent such litigation ultimately determines that the Rights Agent acted with willful misconduct, bad faith or gross negligence. In the event that conflicting demands are made upon the Rights Agent for any situation addressed or not addressed in this Agreement, the Rights Agent may withhold performance of the terms of this Agreement until such time as said conflicting demands shall have been withdrawn or the rights of the respective parties shall have been settled by court adjudication, arbitration, joint order or otherwise;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) The Issuer agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the costs and expenses of defending the Rights Agent against any claims, charges, demand, suit or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful misconduct, bad faith or gross negligence (in which case, the Rights Agent shall repay the Issuer for any such losses for which the Rights Agent shall have received reimbursement); provided, however, that, except in the case of the Rights Agent’s willful misconduct, bad faith or gross negligence, the Rights Agent’s aggregate liability with respect to, arising from, or arising in connection with this

Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by Parent to the Rights Agent as fees and charges, but not including reimbursable expenses; and

(g) In addition to the indemnification provided under Section 4.2(f), the Issuer agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and the Issuer on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent promptly upon demand for all reasonable and documented out-of-pocket expenses, including all Taxes (other than income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement.

Section 4.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to the Issuer specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b) The Issuer shall have the right to remove the Rights Agent at any time by a resolution of the specifying a date when such removal shall take effect; provided that if the Issuer is not Parent, the Rights Agent may not be so removed without the prior written consent of Parent.

(c) If the Rights Agent shall resign, be removed or become incapable of acting, the Issuer shall promptly appoint a qualified successor Rights Agent; provided that if the Issuer is not Parent, the successor Rights Agent may not be so appointed without the prior written consent of Parent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 4.3(c), become the successor Rights Agent.

(d) If a successor Rights Agent has not been appointed and has not accepted such appointment by the end of the thirty (30) day period specified in Section 4.3(a), the Rights Agent may apply to a court of competent jurisdiction for the appointment of a successor Rights Agent, and the costs, expenses and reasonable attorneys’ fees which are incurred in connection with such a proceeding shall be paid in accordance with Section 4.2(g) hereof. Any such successor to the Rights Agent shall agree to be bound by the terms of this Agreement and shall, upon receipt of the all relevant books and records relating thereto, become the Rights Agent hereunder. Upon delivery of all of the relevant books and records, pursuant to the terms of this Section 4.3(d) to a successor Rights Agent, the Rights Agent shall thereafter (but not before) be discharged from any further obligations hereunder. The Rights Agent is hereby authorized, in any and all events, to comply with and obey any and all final judgments, orders and decrees of any court of competent jurisdiction which may be filed, entered or issued, and all final arbitration awards and, if it shall so comply or obey, it shall not be liable to any other person by reason of such compliance or obedience.

Section 4.4 Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to the Issuer and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; but, on request of the Issuer or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE V

OTHER COVENANTS

Section 5.1 List of Holders.

The Issuer shall furnish or cause to be furnished to the Rights Agent the names, addresses, shareholdings and tax certification (T.I.N.) of the holders of Shares and the holders of Marigold Stock Options and Marigold Stock-Based Awards entitled to receive Contingent Value Rights pursuant to the Merger Agreement reasonably promptly following the Issuance Date.

Section 5.2 Assignment.

Except for assignments occurring through operation of law, neither the Issuer nor Parent shall, in whole or in part, assign any of its obligations under this Agreement; provided that the Issuer may, following the receipt of any necessary consents of the FCC, assign any of its obligations hereunder to a wholly-owned Subsidiary of the Issuer as long as the Issuer causes such Subsidiary to perform the Issuer’s obligations hereunder and remains responsible for any breach of this Agreement by such Subsidiary.

Section 5.3 Parent.

(a) From and after the execution and delivery of this Agreement (or a joinder hereto) by Parent pursuant to the Merger Agreement, Parent shall become a successor Issuer hereunder.

(b) Following the execution and delivery of this Agreement by Parent, Parent shall use its reasonable efforts to cause its certified public accounting firm to (i) perform a quarterly review of the calculations and distributions made hereunder in connection with such firm’s regular quarterly reviews of Parent’s consolidated financial statements, (ii) include an audit of the calculations and distributions made hereunder in connection with such firm’s annual audit of Parent’s consolidated financial statements and (iii) deliver an “Agreed Upon Procedures Letter” to Parent (the “Review Letter”), specifying the scope of such firm’s review of Parent’s calculations hereunder.

ARTICLE VI

AMENDMENTS

Section 6.1 Amendments Without Consent of Holders.

(a) Without the consent of any Holders, the Issuer and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes only:

(i) to evidence the succession of another Person selected in accordance with Section 4.3(c) as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of the Issuer such further covenants, restrictions, conditions or provisions as the Issuer and the Rights Agent shall consider to be for the protection of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders in any respect;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions shall not adversely affect the interests of the Holders in any respect; or

(iv) as necessary to ensure that the Contingent Value Rights are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

(b) Promptly after the execution by the Issuer and the Rights Agent of any amendment pursuant to the provisions of this Section 6.1, the Issuer shall mail or cause the Rights Agent to mail a notice thereof by first-class mail to the Holders at their addresses in the CVR Register setting forth in general terms the substance of such amendment; provided, that any failure so to notify the Holders shall not affect the validity of such amendment (it being understood that any failure so to notify the Holders shall not excuse the Rights Agent from its obligations under this Section 6.1(b)).

Section 6.2 Amendments With Consent of Holders.

(a) Subject to Section 6.1 (which amendments pursuant to Section 6.1 may be made without the consent of the Holders), with the consent of Holders holding a majority of the outstanding Contingent Value Rights (excluding any Contingent Value Rights held by the Issuer and its Affiliates), the Issuer and the Rights Agent may enter into one or more amendments hereto to add, eliminate or change any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders.

(b) Promptly after the execution by the Issuer and the Rights Agent of any amendment pursuant to the provisions of this Section 6.2, the Issuer shall mail or cause the Rights Agent to mail a notice thereof by first-class mail to the Holders at their addresses in the CVR Register setting forth in general terms the substance of such amendment.

Section 6.3 Execution of Amendments.

In executing any amendment permitted by this Article VI, the Rights Agent shall be fully protected in relying upon (i) an Officer’s Certificate stating that the execution of such amendment is authorized or permitted by this Agreement and (ii) if such amendment is executed pursuant to Section 6.2, evidence of the consent of the Holders required to consent thereto. The Rights Agent shall execute any amendment authorized pursuant to this Article VI if the amendment does not materially and adversely affect the Rights Agent’s own rights, duties or immunities under this Agreement or otherwise. Otherwise, the Rights Agent may, but need not, execute such amendment.

Section 6.4 Effect of Amendments.

Upon the execution of any amendment under this Article VI, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VII

OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1 Notices to the Rights Agent, Parent and the Holders.

(a) Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by confirmed electronic mail (provided that such confirmation is not automated) or overnight courier:

If to the Issuer:

Media General, Inc.

333 East Franklin Street

Richmond, Virginia 23219

Attention: Andrew C. Carington

Facsimile: (804) 887-7021

E-mail: acarington@mediageneral.com

with copies (which shall not constitute notice) to:

(i) Prior to the Effective Time:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Philip Richter, Jeffrey Bagner and Abigail Bomba

Facsimile: (212) 859-4000

E-mail: philip.richter@friedfrank.com, jeffrey.bagner@friedfrank.com and abigail.bomba@friedfrank.com

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael Aiello and Sachin Kohli

Facsimile: (212) 310-8007

E-mail: michael.aiello@weil.com and sachin.kohli@weil.com

(ii) Following the Effective Time:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Armand Della Monica, Sarkis Jebejian and David Feirstein

Email: adellamonica@kirkland.com, sarkis.jebejian@kirkland.com and david.feirstein@kirkland.com

If to the Rights Agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: Relationship Management

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party (i) upon actual receipt, if delivered personally; (ii) on the earlier of confirmed receipt or three (3) Business Days after deposit in the mail, if sent by registered or certified mail (return receipt requested); (iii) upon confirmation of receipt if sent by electronic mail (provided that if given by electronic mail such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or (iv) on the first (1st) Business Day following the date of dispatch if delivered utilizing next-day service by express courier (with confirmation).

(b) Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 7.2 Compliance and Opinions.

(a) Upon any application or request by the Issuer to the Rights Agent to take any action solely under Sections 3.5(g), 3.5(i), 3.5(j) and 3.5(k) of this Agreement, the Issuer shall furnish to the Rights Agent an Officers’ Certificate stating that, in the opinion of the signor, all conditions precedent, if any, provided for in this Agreement relating to the proposed action have been complied with, except that, in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Agreement relating to such particular application or request, no additional certificate need be furnished.

(b) Every certificate with respect to compliance with a condition or covenant provided for in this Agreement shall include: (i) a statement that each individual signing such certificate has read such covenant or condition and the definitions herein relating thereto; (ii) a statement that, in the opinion of each such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and (iii) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

Section 7.3 Effect of Headings; Construction.

The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section or Schedule, such reference shall be to a Section or Schedule to of this Agreement unless otherwise indicated.

Section 7.4 Successors and Assigns.

All covenants and agreements in this Agreement by any party hereto shall bind its successors and assigns, whether so expressed or not.

Section 7.5 Benefits of Agreement.

Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their permitted successors and assigns. Notwithstanding the foregoing, each of the Holders shall be an intended third party beneficiary of this Agreement; provided that only Holders holding twenty-five percent (25%) or more of the outstanding Contingent Value Rights (excluding any Contingent Value Rights held by the Issuer and its Affiliates) shall be entitled to enforce the provisions hereof (and thereof) directly.

Section 7.6 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in New Castle County in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.1 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5.

Section 7.7 Severability Clause.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 7.8 Counterparts.

This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 7.9 Termination.

This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, upon the Expiration Date; provided that Article I, Section 2.2, Section 3.5(g), Section 5.2, Article IV and this Article VII shall survive any such termination.

Section 7.10 Entire Agreement.

This Agreement and the Merger Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof, and this Agreement supersedes any and all other oral or written agreements hereto made with respect to the Contingent Value Rights, except for the Merger Agreement. This Agreement represents the entire understanding of the Rights Agent with reference to the Contingent Value Rights, and this Agreement supersedes any and all other oral or written agreements hereto made with respect to the Contingent Value Rights, except for the Merger Agreement. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling, and this Agreement may be amended, modified, supplemented or altered only in accordance with the terms of Article VI. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officer as of the day and year first above written.

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent

By:	/s/ Michael Legregin
	Name:	Michael Legregin
	Title:	Senior Vice President

Execution Version

NEXSTAR BROADCASTING GROUP, INC.

By:	/s/ Thomas E. Carter
	Name:	Thomas E. Carter
	Title:	Chief Financial Officer